As filed with the Securities and Exchange Commission on October 21, 2011

Registration No. _____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________________

Saving Energy Solar, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	5063	20-8735381
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

  2043 PABCO ROAD
HENDERSON, NEVADA 89011
(702)448-4410
 (Address and Telephone Number of Registrant’s Principal Executive Offices and Principal Place of Business)

CORPORATE SERVICES OF AMERICA
800 EAST CHARLESTON BLVD
LAS VEGAS, NEVADA  89104
(702) 214-9400
(Name, Address and Telephone Number of Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Tile of each class of securities to be registered	Dollar amount to be registered	Proposed maximum offering price per unit		Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock (par value: $0.001) 8,067,454 shares(1)	$4,033,727	$0.50	(2)	$4,033,727	$462.27

(1)
All of the 8,067,454 shares eligible for sale are being sold by selling shareholders.  These shares were sold to these shareholders in the Registrant's private placement.  The Registrant will not receive any of the proceeds from sale.

(2)
Represents the fixed price per share for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 (the "Act"). This is a bona fide estimate of the maximum offering price based, in part, on the last private sale of the Registrant's securities and calculations determined by management.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 21, 2011

 8,067,454 Common Shares

SAVING ENERGY SOLAR, INC.
------------

This prospectus relates to public, periodic offers and sales of 8,067,454 shares of our common stock by the selling security holders.

Our common stock is presently not traded on any market or securities exchange. The 8,067,454  shares of our common stock can be sold by selling security holders at a fixed price of $0.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.  There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

Investing in our common stock involves a high degree of risk.  Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 10 of this prospectus.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF ANYONE’S INVESTMENT IN THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The Shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

The information in this prospectus is not complete and may be changed. This prospectus is included in the Registration Statement that was filed by us with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the Registration Statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of this Prospectus is:  October 15, 2011.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, before making an investment decision .

Business Overview

Saving Energy Solar, Inc. (“SES”) is a Nevada corporation formed on March 16, 2007.  We are a diversified provider of solar energy related applications.  Our core business focuses on (1) the residential and commercial installation of solar panels; (2) mobile, solar-based energy solutions including a portable energy trailer (PET); applications based research and development; (3) solar energy education; and (4) the assembly of solar panel components.

Where You Can Find Us

Our principal executive office is located at 2043 Pabco Rd, Henderson, Nevada 89011. Telephone No: (702) 448 4410. Our Internet address is www.savingenergysolargroup.com/.  Information contained on, or accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus.

The Offering

Common stock offered by selling security holders	8,067,454 shares of common stock.

Common stock outstanding before the offering	63,867,454 shares of common stock.

Common stock outstanding after the offering	63,867,454 shares of common stock

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Use of Proceeds	The Company is not selling any shares of the common stock covered by this prospectus, and, as a result, will not receive any proceeds from this offering.

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” below.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our”, “us”, or “SES” to refer to the Company and its subsidiaries and not to the selling stockholders.

Risks Related to our Business

We have a limited operating history, there is no certainty that we will ever achieve profitability.

The Company was founded in 2007 to develop opportunities in the solar energy business.  Since its inception the company has combined traditional solar energy applications with creative applications.  The Company has developed a portable energy trailer (PET) that may be moved to meet the user’s needs.   The Company is also focusing on other alternate energy solutions such as wind power to provide the client as many options as possible.

The Company has not generated significant revenues or profits to date since inception. We will continue to incur operating losses in the future, primarily due to the initiation and expansion of our operations. Negative cash flow from operations may also continue into future. Our ability to achieve profitability depends upon our ability to: manufacture, market and sale our products and services and to sell large municipal and commercial projects, and successfully begin development of one or more solar farm(s).

Additional financing will be necessary for the implementation of our growth strategy.

We will require additional equity and/or debt financing to pursue our growth strategy. Given our limited operating history and existing losses, there can be no assurance that We have yet to commence profitability. Or weather we will be successful in obtaining such financing. Lack of additional funding could force us to curtail substantially our growth plans. Furthermore, the issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our common stock.

Debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility.

We may be unable to manage our growth or implement our expansion strategy.

We may not be able to implement or successfully market our proposed products and service offerings, develop an active dealer network base and markets, or implement the other features of our business strategy at the rate or to the extent presently planned. Our projected growth will place a significant strain on our administrative, operational and financial resources. If we are unable to successfully secure or manage our growth, establish and continue to upgrade our operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, our financial condition and results of operations could be materially and adversely affected.

The demand for products requiring significant initial capital expenditures such as our solar power products and services are affected by general economic conditions.

The United States and countries worldwide have recently experienced a period of declining economies and turmoil in financial markets. A sustained economic recovery is uncertain. In particular, terrorist acts and similar events, continued unrest in the Middle East or war in general could contribute to a slowdown of the market demand for products that require significant initial capital expenditures, including demand for solar power systems and new residential and commercial buildings. In addition, increases in interest rates may increase financing costs to customers, which in turn may decrease demand for our solar power products. If an economic recovery is slowed as a result of the recent economic, political and social events, or if there are further terrorist attacks in the United States or elsewhere, we may experience decreases in the demand for our solar power products, which may harm our operating results.

If there is a shortage of components and/or key components rise significantly in price that may constrain our revenue growth.

The market for photovoltaic installations has slowed recently, due in part to world-wide financial and economic issues. The introduction of significant production capacity, however, has continued increasing supply and reducing the cost of solar panels. If demand increases and supply contracts, the resulting likely price increase could adversely affect sales and profitability. Additionally, it is unlikely that we will have sufficient financial resources to take advantage of supply opportunities as they may arise.

From 2009 through 2011, there was a tremendous increase in the capacity to produce solar modules, primarily from China, which coupled with an economic downturn in nearly a century, significantly reduced the price of solar panels. As demand for solar panels will likely increase with an economic recovery, demand and pricing for solar modules on a per watt basis could increase, potentially limiting access to solar modules and reducing our selling margins for panels.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

The market for electricity generation is heavily influenced by foreign, U.S. federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities.

These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the U.S. and in a number of other countries, these regulations and policies are being modified and may continue to be modified Customer purchases of or further investment in the research and development of alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar power products, for example, without certain major incentive programs and or the regulatory mandated exception for solar power systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility network. These fees could increase the cost to our customers of using our solar power products and make them less desirable, thereby harming our business, prospects, results of operations and financial condition.

We anticipate that our solar power products and their installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. It is difficult to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our solar power products may result in significant additional expenses to us and our resellers and their customers and, as a result, could cause a significant reduction in demand for our solar power products.

The reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar electricity applications could reduce demand for solar PV systems and harm our business.

The market for solar energy applications depends in large part on the availability and size of local, state and federal government and economic incentives that vary by geographic market. The reduction, elimination or expiration of government subsidies and economic incentives for solar electricity may negatively affect the competitiveness of solar electricity relative to conventional and non-solar renewable sources of electricity, and could harm or halt the growth of the solar electricity industry and our business.

The cost of solar power currently exceeds retail electricity rates, and we believe will continue to do so for the foreseeable future. As a result, federal, state and local government bodies in many countries, most notably Canada, France, Germany, Greece, Italy, Japan, Republic of China, Spain and the United States, have provided incentives in the form of feed-in tariffs, or FiTs, rebates, tax credits and other incentives to system owners, distributors, system integrators and manufacturers of solar PV systems to promote the use of solar electricity in on-grid applications and to reduce dependency on other forms of energy. Many of these government incentives expire, phase out over time, terminate upon the exhaustion of the allocated funding or require renewal by the applicable authority. In addition, electric utility companies or generators of electricity from other non-solar renewable sources of electricity may successfully lobby for changes in the relevant legislation in their markets that are harmful to the solar industry. Reductions in, or eliminations or expirations of, governmental incentives could result in decreased demand for and lower revenue from solar PV systems, which would adversely affect sales of our products. In addition, our ability to successfully penetrate new geographic markets may depend on new countries adopting and maintaining incentives to promote solar electricity, to the extent such incentives are not currently in place.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines for us.

We are required to comply with all foreign, U.S. federal, state and local laws and regulations regarding pollution control and protection of the environment. In addition, under some statutes and regulations, a government agency, or other parties, may seek recovery and response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for such release or otherwise at fault. In the course of future business we may use, generate and discharge toxic, volatile and otherwise hazardous chemicals and wastes in our operations or related research and development and manufacturing activities. Any failure by us to control the use (4 or to restrict adequately the discharge of hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations. In addition, if more stringent laws and regulations are adopted in the future, the costs of compliance with these new laws and regulations could be substantial If we fail to comply with present or future environmental laws and regulations we may be required to pay substantial fines, suspend production or cease operations.

Our success depends, in part, on the quality and safety of our products.

Our success depends, in part, on the quality and safety of our products. If our products are found to be unsafe, or if they otherwise fail to meet our consumers' standards, our relationships with customers or consumers could suffer, the appeal of our brand could be diminished, and we could lose sales and/or become subject to liability claims, any of which could result in a material adverse effect on our business, results of operations and financial condition.

Problems with product quality or product performance we distribute could result in a decrease in customers and revenue, unexpected expenses and loss of market share.

The solar products we plan to purchase are complex and must meet stringent quality requirements. Products this complex may contain undetected errors or defects, especially when first introduced. For example, solar panels may contain defects that are not detected until after they are shipped or are installed because we cannot test for all possible scenarios. These defects could cause us to, or may cause us to request that suppliers incur significant re-engineering costs, divert the attention of our personnel from product selling efforts and significantly affect our customer relations and business reputation. If we deliver solar panels with errors or defects, or if there is a perception that such solar panels contain errors or defects, our credibility and the market acceptance and sales of its solar power systems could be harmed.

The possibility of future product failures could cause us to incur substantial expense to repair or replace defective products. Furthermore, widespread product failures may damage our market reputation and reduce our market share and cause sales to decline. We may need to indemnify dealers in the network and customers in some circumstances against liability from defects in our solar products. A successful indemnification claim against us could require us to make significant damage payments, which would negatively affect our financial results.

Since the solar products we plan to purchase cannot be tested for the duration of their standard multi-year warranty period, we may be subject to unexpected warranty expense; if we are subject to installation, warranty and product liability claims, such claims could adversely affect our business and results of operations.

Although the manufacturers represent that they conduct accelerated testing of their solar cells, our solar panels have not and cannot be tested in an environment simulating the full warranty period. As a result of the foregoing, we may be subject to unexpected warranty expense, which in turn would harm our financial results. Our business may be subject to warranty and product liability claims in the event that its solar power systems ail to perform as expected or if a failure of its solar power systems results, or is alleged to result, in bodily injury, property damage or other damages. Moreover, we may not have adequate resources in the event of a successful claim against us. We have evaluated the potential risks we face and believe that we can obtain appropriate levels of insurance for product liability claims. We will rely on our general liability insurance to cover product liability claims and have not obtained separate product liability insurance. However, a successful warranty or product liability claim against us that is not covered by insurance or is in excess of our available insurance limits could require us to make significant payments of damages. In addition, quality issues can have various other ramifications, including delays in the recognition of revenue, loss of revenue, loss of future sales opportunities, increased costs associated with repairing or replacing products, and a negative impact on our goodwill and reputation, which could also adversely affect our business and operating results. Our business' exposure to warranty and product liability claims is expected to increase significantly in connection with its planned expansion into the new home market.

Our success depends, in part, on maintaining good relationships with our distribution channels.

Our success depends, in part, on our maintaining satisfactory relationships with our distribution channels. We do not have long term supply or distribution contracts. We anticipate that our sales will be affected on a purchase order basis which would require us to meet expectations of delivery, quality and pricing of our products, at both the distribution channel level and at the level of the ultimate consumer who uses our products. If we fail to meet expected standards, our revenues would decline and this could result in a material adverse effect on our business, results of operations and financial condition.

Our dependence on a limited number of third party suppliers for components could prevent us from delivering our proposed products to our customers within required timeframes, which could result in order cancellations and substantial harm to our business.

We anticipate that we will purchase our products using materials and components procured from a limited number of third-party suppliers. If we fail to establish or maintain our relationships with these suppliers, or to secure additional supply sources from other suppliers, we may be unable to provide our products or our products may be available only at a higher cost or after a long delay, which could prevent us from delivering our products to our customers within required timeframes, and we may experience order cancellations and our business may fail The failure of a supplier to supply materials and components in a timely manner, or to supply materials and components that meet our quality, quantity and cost requirements could impair our ability to purchase our products or increase their costs, particularly if we are unable to obtain substitute sources of these materials and components on a timely basis or on terms acceptable to us. In order to obtain required supplies, we may need to make large inventory purchases on short notice. We may not have sufficient financial resources to make these purchases, which may exacerbate supply shortages.

Acquisitions, Investments or Other Strategic Relationships or Alliances, May Consume Significant Resources.

Acquisitions, investments and other strategic relationships and alliances, if pursued, may involve significant cash expenditures, debt incurrence, additional operating losses, and expenses that could have a material adverse effect on our financial condition and operating results. Acquisitions involve numerous other risks, including:

• Diversion of management time and attention from daily operations;

• Difficulties integrating acquired businesses, technologies and personnel into our business;

• Inability to obtain required regulatory approvals and/or required financing on favorable terms;

• Entry into new markets in which hawse have little previous experience;

• Potential loss of key employees, key contractual relationships or key customers of acquired companies; and

• Assumption of the liabilities and exposure to unforeseen liabilities of acquired companies.

If these types of transactions are pursued, it may be difficult for us to complete these transactions quickly and to integrate these acquired operations efficiently into our current business operations. Any acquisitions, investments or other strategic relationships and alliances may ultimately harm our business and financial condition. In addition, future acquisitions may not be as successful as originally anticipated and may result in impairment charges.

Our liability insurance may not be adequate in a catastrophic situation.

We currently maintain property damage insurance in the aggregate amount of approximately $500,000. We currently maintain liability insurance of up to $2,000,000 and products liability insurance of up to $2,000,000. Material damage to, or the loss o1 our facilities or equipment due to fire, severe weather, flood or other catastrophe, even if insured against, could result in a significant loss to the Registrant.

The products we intend to distribute may not gain market acceptance, which would prevent us from achieving sales and market share.

The market for solar power is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fills to develop sufficiently, we would be unable to achieve sales and market share. In addition, demand for solar power in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors may influence the widespread adoption of solar power technology and demand for solar power, including:

• Cost-effectiveness of solar power technologies as compared with conventional and competitive alternative energy technologies;
• Performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;
• Success of alternative distributed generation technologies such as hydrogen fuel cells, wind turbines, bio-diesel generators and large-scale solar thermal technologies;
• Fluctuations in economic and market conditions that impact the viability of conventional and competitive alternative energy sources;
• Increases or decreases in the prices of oil, coal and natural gas;
• Capital expenditures by customers, who tend to decrease when domestic or foreign economies slow; and
• Continued deregulation of the electric power industry and broader energy industry.

We face intense competition from other companies producing solar power, system integrators and other energy generation products. If we fail to compete effectively, we may be unable to increase our market share and sales.

The mainstream power generation market and related product sectors are well established and we are competing with power generation from more traditional process that can generate power at lower costs than most renewable or environmentally driven processes. Further, within the renewable power generation and technologies markets we face competition from other methods of producing renewable or environmentally positive power. Then, the solar power market itself is intensely competitive and rapidly evolving. Our competitors have established market positions more prominent than ours, and if we fill to attract and retain customers and establish a successful distribution network, we may be unable to achieve sales and market share. There are a number of major multi-national corporations that produce solar power products, including; Suntech, Sunpower, FirstSolar, BP Solar, Kyocera, Sharp, GE, Mitsubishi, Solar World AG and Sanyo. Also established integrators are growing and consolidating, including groSolar, Sunwize, Sunenergy and Real Goods Solar and we expect that future competition will include new entrants to the solar power market. Further, many of our competitors are developing and are currently producing products based on new solar power technologies that may have costs similar to, or lower than, our projected costs.

Most of our competitors are substantially larger than we are, have longer operating histories and have substantially greater financial, technical, manufacturing and other resources than we do. In certain cases, we are competing against some of the largest and most successful companies in the world. Our competitors' greater sizes in some cases provides them with competitive advantages with respect to manufacturing costs and the ability to allocate fixed costs across a greater volume of production and purchase raw materials at lower prices. They also have far greater name recognition, an established distribution network and an installed base of customers. In addition, many of our competitors have well-established relationships with current and potential resellers, which have extensive knowledge of our target markets. As a result, our competitors will be able to devote greater resources to the research, development, promotion and sale of their products and may be able to respond more quickly to evolving industry standards and changing customer requirements than we can.

Affiliates of our management and our principal stockholders have conflicts of interest which may differ from those of the company and other shareholders.

We may have ongoing business relationships with affiliates of our management and principal stockholders.  These persons are subject to a fiduciary duty to exercise good faith and integrity in handling our affairs.  However, the existence of these continuing obligations may create a conflict of interest between us and our board members and executive management, and any disputes between us and such persons over the terms and conditions of these agreements that may arise in the future may raise the risk that the negotiations over such disputes may not be subject to being resolved in an arms’ length manner.  Although our management intends to avoid situations involving conflicts of interest and is subject to a Code of Ethics, there may be situations in which our interests may conflict with the interests of those of our management or their affiliates.  These could include:

*	competing for the time and attention of management;
*	potential interests of management in competing investment ventures; and
*	the lack of independent representation of the interests of the other stockholders in connection with potential disputes or negotiations over ongoing business relationships.

We have identified material weaknesses in our internal control over financial reporting and concluded that such controls may not be sufficiently effective.  If we fail to maintain effective internal control over financial reporting, we may not be able to accurately report our financial results.  We can provide no assurance that we will at all times in the future be able to report that our internal control is effective.

As a registrant under the Exchange Act and a public company, and under Section 404 of the Sarbanes-Oxley Act of 2002, we are required to include a management report of our internal controls over financial reporting in our annual report, which contains management’s assessment of the effectiveness of the company’s internal controls over financial reporting.  We are required to report, among other things, control deficiencies that constitute material weaknesses or changes in internal control that, or that are reasonably likely to, materially affect internal control over financial reporting.  A “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.  If we fail to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 or report a material weakness, we might be subject to regulatory sanction and investors may lose confidence in our financial statements, which may be inaccurate if we fail to remedy such material weakness.

Our independent registered public accounting firm is required to attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting.  Our management may conclude that our internal controls over our financial reporting are not effective.  Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us.  Our reporting obligations as a public company will place a significant strain on our management, operational, and financial resources and systems for the foreseeable future.  Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud.  As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock.  Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

Our system of internal control over financial reporting may be impaired as a consequence of our lack of financial resources and suitably experienced personnel.  Management had identified internal control deficiencies which, in management’s judgment, represent material weakness in internal control over financial reporting.  The control deficiencies generally related to controls over the accounting for complex transactions to ensure such transactions are recorded as necessary to permit preparation of financial statements and disclosure in accordance with generally accepted accounting principles.  Such complex transactions included capital asset acquisitions and accounting for income taxes.  At this time, management has endeavored to address any potential deficiencies in internal controls which, in management’s judgment, may result in a material weakness in internal control over financial reporting.  We can provide no assurance that we will at all times in the future be able to report that our internal control over financial reporting is effective.  If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Reliance upon key personnel and necessity of additional personnel

The Company is largely dependent upon the personal efforts and abilities of existing management and staff.  The success of the Company will also be largely dependent upon the ability of the Company to continue to attract quality management and employees to help operate the Company as its operations may grow. The loss of any key personnel, as well as the inability to attract experienced individuals as required in the future, could have a material adverse effect on our future results of operations.

Risks Related to Our Common Stock

Our stock is a penny stock. Trading of our stock may be restricted by SEC penny stock regulations and FINRA sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.  There is no public trading market for our securities, and the prospective market for our securities is likely to be limited and be sporadic and highly volatile.

There is currently no public market for our common stock.  If a trading market does develop for our stock, it is likely we will be subject to the regulations applicable to "Penny Stock." The regulations of the SEC promulgated under the Exchange Act that require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The SEC regulations define penny stocks to be any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, those regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a standardized risk disclosure schedule prepared by the SEC, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customers account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that becomes subject to the penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage market investor interest in and limit the marketability of our common stock.

In addition to the "penny stock" rules promulgated by the Securities and Exchange Commission, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Our management owns a significant amount of our outstanding common stock

The officers, directors, and control persons of the Company, as a group, own much of our outstanding common stock and can exercise substantial control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.  This concentration of ownership significantly limits the power to exercise control by the minority shareholders who purchase Shares in this Offering.

The price of our shares in this offering was arbitrarily determined by us and may not reflect the actual market price for the securities.

The offering price of $0.50 per share of common stock was arbitrarily determined by the Company and is unrelated to any specific investment criteria, such as the assets or past results of the Company’s operations.  In determining the Offering price, the Company considered such factors as the prospects, if any, of similar companies, the previous experience of management, and the Company's anticipated results of operations and the likelihood of acceptance of this Offering. Prior to purchasing shares, prospective investors are urged to review all financial and other information contained in this Offering with qualified persons to determine whether the investment is suitable.

The offering price may not be indicative of the market price, if any, for the common stock in the trading market after this offering. The market price of the securities offered herein, if any, may decline below the initial public offering price. The stock market has experienced extreme price and volume fluctuations. In the past, securities class action litigation has often been instituted against a company following periods of volatility in the market price of its securities. If instituted against us, regardless of the outcome, such litigation could result in substantial costs and a diversion of management's attention and resources, which would increase our operating expenses and affect our financial condition and business operations.

The Company does not plan to pay dividends in the foreseeable future, thus investors will need to sell the Shares purchased in the Offering to realize a return on their investment.

The Company intends to retain any future earnings to finance the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.  As a result, stockholders will need to sell shares of common stock in order to realize a return on their investment, if any.

Future financings could adversely affect common stock ownership interest and rights in comparison with those of other security holders.

Our board of directors has the power to issue additional shares of common stock without stockholder approval.  If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our existing stockholders will be reduced, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders.  If we issue any additional common stock or securities convertible into common stock, such issuance will reduce the proportionate ownership and voting power of each other stockholder.  In addition, such stock issuances might result in a reduction of the per share book value of our common stock.

A substantial number of our shares will be available for sale in the public market and sales of those shares could adversely affect our stock price.

Sales of a substantial number of shares of common stock into the public market, or the perception that such sales could occur, could substantially reduce our stock price in the public market for our common stock, and could impair our ability to obtain capital through a subsequent sale of our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements. When used in this Prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this Prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the sale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock of $0.50 was determined as the selling price based upon the original purchase price paid by certain selling.  The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTC Bulletin Board concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for our stock.

ITEM 6 – DILUTION

"Dilution" represents the difference between the offering price of the shares of common stock and the net book value per share of common stock immediately after completion of the offering.  "Net book value" is the amount that results from subtracting total liabilities from total assets.  In this offering, the level of dilution is increased as a result of the negative book value of our issued and outstanding stock.  This is due in part to shares of common stock issued to our founders and other current shareholders, totaling 57,895,000 shares at par value or in the case of the December 2010 issuance, a purchase price of $0.10 per versus the current offering price of $0.50 per share.  Please refer to the section entitled "Certain Transactions" for more information.  Our net book value on December 31 2010 was $442,533. Assuming all shares offered are sold, and in effect we receive the maximum estimated proceeds of this offering from shareholders our total shareholders’ equity will be $4,033,727 and our net book value will be approximately $0.06311 per share.  Therefore, any investor will incur an immediate and substantial dilution of approximately $0.08933 per share while our present shareholders will receive an increase of $0.0555 per share in the net tangible book value of the shares that they hold.  This will result in a 6.3108% dilution for purchasers of stock in this offering.

The following table illustrates the dilution to the purchaser of the common stock in this offering assuming the maximum proceeds are raised.

Offering Price Per Share	$0. 50
Net tangible book value before Offering (Per Share)	$0.0076
Net tangible book value after Offering (Per Share)	$0.0631
Increase per share attributable to New Stockholders	$0.0555
Dilution in offering price based upon new book value per share	$0.8795
Dilution as percentage of purchase price	63.108%

PENNY STOCK CONSIDERATIONS

Our common stock will be a penny stock; therefore, trading in our securities is subject to penny stock considerations. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

SELLING SHAREHOLDERS

The total of 8,067,454 shares being offered for sale by the selling stockholders consist of (i) 8,067,454  shares of our common stock held by 36 shareholders which were sold in our Regulation D offering completed in June 2011, (ii) 55,800,000 shares of our common stock held by our founders, officers and directors and their affiliates, (iii)300,000 shares of our common stock exchanged for services offering from March 2009 to March 2010 and (iv) 3,595,000 shares of our common stock that was purchased for cash and services in 2010.

 The table below lists the selling shareholders and other information regarding the beneficial ownership of the securities by each of the selling shareholders.  Except as indicated in the footnotes to the table, no selling security holder has had any material relationship with us or our predecessors or affiliates during the last three years.

Name of Shareholder	Shares Owned Prior to Offering	Maximum Shares Offered	Percent of Shares Owned before Offering	Percent of Shares Owned after Offering

Robert C. Danner	25,000	25,000	0.3099%	0.00%
Velocity Holdings Unlimited LLC	100,000	100,000	1.2395%	0.00%
Elliot Singer	200,000	200,000	2.4791%	0.00%
Josefina D Hata	200,000	200,000	2.4791%	0.00%
Pappas Family Trust	100,000	100,000	1.2395%	0.00%
Brigitte Bridges	100,000	100,000	1.2395%	0.00%
Rich Hamalainen	100,000	100,000	1.2395%	0.00%
William Henggeler	100,000	100,000	1.2395%	0.00%
Paul J Powell II	200,000	200,000	2.4791%	0.00%
James Hellebradt	50,000	50,000	0.6198%	0.00%
Mark Thompson	100,000	100,000	1.2395%	0.00%
Michael j. Coppola	200,000	200,000	2.4791%	0.00%
Betty L. Coppola	200,000	200,000	2.4791%	0.00%
Barry E Swanson	250,000	250,000	3.0989%	0.00%
Billie Webb	100,000	100,000	1.2395%	0.00%
Willis M. White	100,000	100,000	1.2395%	0.00%
Lisa Hauger	100,000	100,000	1.2395%	0.00%
Jerry W Sprecher Sales Manager	100,000	100,000	1.2395%	0.00%
Peter T Alessi	100,000	100,000	1.2395%	0.00%
Patrick Arcitech	50,000	50,000	0.6198%	0.00%
Hupton Family Trust	3,000,000	3,000,000	37.1865%	0.00%
Alice Fessenden Family Trust	100,000	100,000	1.2395%	0.00%
Ernest D Carwile and Elizabeth Carwile	100,000	100,000	1.2395%	0.00%
DAR FIRST FAMILY LIMITED PARTNERSHIP	100,000	100,000	1.2395%	0.00%
The Blackwelder Family Trust	100,000	100,000	1.2395%	0.00%
Gregory S Fossum	200,000	200,000	2.4791%	0.00%
Paul G Feller Shirley R Feller	100,000	100,000	1.2395%	0.00%
Fossum Enterprises LLC	1,000,000	1,000,000	12.3955%	0.00%
Mike Fossum	200,000	200,000	2.4791%	0.00%
Paul Feller	100,000	100,000	1.2395%	0.00%
Braswell Enterprises Limited Partnership	200,000	200,000	2.4791%	0.00%
Steve S Reed & Jill A Reed	50,000	50,000	0.6198%	0.00%
Equity Trust Company Custodian FBO	50,000	50,000	0.6198%	0.00%
Dennis Gergen	92,454	92,454	1.1460%	0.00%
Total	7,867,454	7,867,454

Relationships

Clyde Hardacker Jr and Clyde Hardacker III are father and son.
Gregory S. Fossom is Mike Fossum are brothers
Betty Cippola and Michael Cippola are mother and son

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  The fixed price of $0.50 has been determined as the selling price based upon the original purchase price paid by certain selling shareholders of $0.50 plus an increase based on the fact the shares will be liquid and registered.  Prior to being quoted on the OTC Bulletin Board, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTC Bulletin Board concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved.  There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

–	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

–	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

–	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

–	an exchange distribution in accordance with the rules of the applicable exchange;

–	privately negotiated transactions;

–	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

–	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

–	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share; and

–	a combination of any such methods of sale.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved, and in no case will the maximum compensation received by any broker-dealer exceed eight percent (8%).

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents, or broker-dealers, and any selling shareholders who are affiliates of broker-dealers, that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling shareholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling shareholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Regulation M

We have informed the selling stockholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the selling stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling stockholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the selling stockholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Regulation M may prohibit the selling stockholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the selling stockholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $70,833. We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

In addition to the foregoing, persons who purchase warrants from a selling stockholder pursuant to this prospectus and thereafter acquire our common stock upon the exercise of such warrants may resell such common stock without restriction by any method permitted by applicable law.

There is no current market for our shares

There is currently no market for our shares. We cannot give you any assurance that the shares you purchase will ever have a market or that if a market for our shares ever develops, that you will be able to sell your shares. In addition, even if a public market for our shares develops, there is no assurance that a secondary public market will be sustained.  The shares you purchase are not traded or listed on any exchange. We intend to have our common stock quoted on the OTC Bulletin Board®. However, there is no assurance that we will be successful in finding a market maker who will be successful at having our shares quoted. Further, even assuming we do locate such a market maker, it could take several months before the market maker’s listing application for our shares is approved.  The OTC Bulletin Board® is maintained by the National Association of Securities Dealers (the NASD, now known as the Financial Industry Regulatory Authority (FINRA)). The securities traded on the Bulletin Board are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Even if our shares are quoted on the OTC Bulletin Board®, a purchaser of our shares may not be able to resell the shares. Broker-dealers may be discouraged from effecting transactions in our shares because they will be considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on FINRA brokers-dealers who make a market in a “penny stock.” A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

We are authorized to issue 75,000,000 shares of common stock, $0.001 par value per share, and no shares of preferred stock.

Common Stock

As of the date hereof, 63,867,454 shares of common stock are issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this private placement are fully paid and non-assessable.  We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.  All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Holders

As of the date hereof, we have 52 shareholders holding 63,867,454 shares of our issued and outstanding common stock.

Dividend Policy

It is unlikely that we will declare or pay cash dividends in the foreseeable future. We intend to retain earnings, if any, to expand our operations. To date, we have paid no dividends on our shares of common stock and have no present intention of paying any dividends on our shares of common stock in the foreseeable future. The payment by us of dividends on the shares of common stock in the future, if any, rests solely within the discretion of our board of directors and will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other factors deemed relevant by our board of directors.

Warrants and Options

There are no outstanding warrants or options to purchase our securities.

INTEREST OF NAMED EXPERTS AND COUNSEL
Experts

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.  Gerry G. Zobrist, Esq., has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus and the registration statement have been audited by Hamilton, PC, Independent Registered Public Accounting Firm to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Audit Committee

We do not have a standing audit committee of the Board of Directors. Management has determined not to establish an audit committee at present because of our limited resources and limited operating activities do not warrant the formation of an audit committee or the expense of doing so. We do not have a financial expert serving on the Board of Directors or employed as an officer based on management’s belief that the cost of obtaining the services of a person who meets the criteria for a financial expert under Item 401(e) of Regulation S-B is beyond its limited financial resources and the financial skills of such an expert are simply not required or necessary for us to maintain effective internal controls and procedures for financial reporting in light of the limited scope and simplicity of accounting issues raised in its financial statements at this stage of its development.

DESCRIPTION OF BUSINESS

Business Overview

Saving Energy Solar, Inc. (“SES”) is a Nevada corporation formed on March 16, 2007.  We are a diversified provider of solar energy related applications.  Our core business focuses on (1) the residential and commercial installation of solar panels; (2) mobile, solar-based energy solutions including a portable energy trailer (PET); applications based research and development; (3) solar energy education; and (4) the assembly of solar panel components.

Historically, renewable energy has met a lot of resistance from government and industry, but recent legislation and a growing public interest in the environment and the effects of industry on the planet have pushed renewable energy to the forefront. Saving Energy Solar, Inc. is purpose built to help lead the way into the next era in the American and Global economies. We have brought together dynamic Engineers and businessmen to help drive our business forward. Saving Energy Solar, Inc., is a Research and Development Company, producing products that will change the way solar is deployed. Cost effective deployment of solar technologies using our delivery platform will create a foundation for future innovation and product creation.

Products Offered and Their Market Size

SES has two (2) Product offerings under development or completed and ready for distribution and manufacturing with many more planned. Our current product offering and the flagship of the company is the Personal Energy Trailer System or PETS. This is a revolution in the application of solar PV utilizing currently offered solar products in a cost effective, rapidly deployable mobile platform for various applications such as disasters, military home land security, EPA and many other agencies, allowing stock piling in warehouses and other emergencies are a part of the energy crisis awareness to the government. The PETS not only has large consumer potential but significant humanitarian and military potential. SES stands on the precipice of success and is currently seeking funding mechanisms that allow for continued growth without the hindrance of long term financial encumbrances. Our main contribution on the product is the easy assembling of the racking system (American Made) and the cost involved reducing overall solar installation costs. Also, installers are looking for easy solutions. Most ground mount systems are unstable, complicated and expensive.. Our goal is to bring down the cost with mass production and manufacturing. Initially, while in development, cost well over $2000 to manufacture. With only three (3) locations and mass purchasing of raw materials, we have reduced the cost to below $1000, for the basic steel frame, increasing the profit margin.

Suppliers and Customers

Our primary means of distribution of our products will be through a licensee network distribution platform, primarily based in the United States with a vision of the future that leads us to a global manufacturing and distribution network. SES is currently seeking five (5) master locations within the control range of our home office to demonstrate the viability of the manufacturer/distributor model by the end of June, 2011. Two (2) are already in operation. In 2012, SES seeks to launch a minimum of (20) licensee’s in targeted markets by year’s end 2012. Each licensee will be under strict branding guidelines to assure customers receive consistent levels of service and brand name strength. This distribution model offers the highest potential gains and will limit risk to SES. The model also allows SES to continue to focus on its primary proficiencies, product development and stream-lined manufacturing.

Currently SES has two (2) primary products developed and currently selling, the Personal Energy Trailer System or PETS a large mobile solar array on a trailer and our manufactured ground mount system capable of deploying in hours instead of days traditionally. We have many more products under various stages of development that either enhance or accompany our current offering. To further the potential success of the product launch, we are seeking strategic partnerships with vendors and suppliers to assure supply chain consistency and are working with several financing companies to assure our licensee’s have the greatest potential to succeed without the constraints currently limiting current traditional solar companies. These concepts are beginning to become reality allowing rapid growth and expansion.

SES open its first five (5) sales locations to evidence the market viability of our products and have installs under way from the opening of the Pahrump facility. SES feels confident that the trend will continue to grow. Saving Energy Solar Energy Depot’s (EDP) are the foundation of the SES model for product delivery and efficient growth. SES will begin to build a licensee network across the United States in the coming months. The licensee model uses a unique model.  In order to become a licensee an interested party does not pay a fee, but a deposit or bond that gets held in escrow. The licensee would only pay for the equipment and training needed to operate as a licensee of SES PETS Inc.  Upon funding of its present request,  SES intends to ramp up its production line and open a minimum of 15 further retail outlets to the general public bring the total to 20 retail owned outlets  without licensees. The revenues on average are estimated at $30,000 monthly from each location. We have already proven this with two location, we presently are looking at over $500,000 worth of work, on through the end of 2011. With 20 locations, we should enjoy continual growth.
The Company has two.

Employees

As of the date hereof we have 7 full-time employees.

DESCRIPTION OF PROPERTY

Our business office is located at  2043 Pabco Road Henderson, Nevada 89011,  Our sales showroom is at 535 Sunset Road also in Henderson Nevada 89011, In addition two depots located in Nye County on  1990 Highway 160, Pahrump, NV 89048, and In Arizona on 16660 1664 Highway  95,  Bullhead City, AZ . Leases enclosed as exhibit(s).

LEGAL PROCEEDINGS

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. To our knowledge, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of our executive officers or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or any of our companies or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no established public trading market for our shares of common stock. We anticipate applying for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we had 70 shareholders of our common stock.

Stock Option Grants

To date, we have not granted any stock options.

Admission to Quotation on the OTC Bulletin Board®

We intend to have a market maker file an application for our common stock to be quoted on the OTC Bulletin Board®. However, we do not have a market maker that has agreed to file such application. If our securities are not quoted on the OTC Bulletin Board®, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it

 (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

 (2) securities admitted to quotation are offered by one or more Broker-dealers rather than the “specialist” common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board®, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board ®  our securities will trade on the OTC Bulletin Board ® . We may not now or ever qualify for quotation on the OTC Bulletin Board ® . We currently have no market maker who is willing to list quotations for our securities.

Transfer Agent

We have engaged the services of Empire Stock Transfer, Inc.  Their contact information is as follows:

Empire Stock Transfer Inc.
1859 Whitney Mesa Drive
Henderson, NV 89014
Tel:  702-818-5898
Fax:  702-974-1444
info@empirestock.com

Available Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

FINANCIAL STATEMENTS
Saving Energy Solar, Inc.
December 31, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Saving Energy Solar, Inc

We have audited the accompanying balance sheets of Saving Energy Solar, Inc., as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years in the period ended December 31, 2010 and 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Saving Energy Solar, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years in the period ended December 31, 2010 and 2009, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Saving Energy Solar, Inc. will continue as a going concern. As discussed in Note3 to the financial statements, Saving Energy Solar, Inc. suffered recurring losses from operations which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Hamilton, PC

/s/ Hamilton, PC
Denver, Colorado
September 19, 2011

See accompanying notes to financial statements

Saving Energy Solar, Inc.
Balance Sheet
As of

	December	December
ASSETS	31, 2010	31, 2009
CURRENT ASSETS
Cash	41,496	26,056

OTHER CURRENT ASSETS
Prepaid Rent	2,000
Deposits-Lease	2,000
Investments	15,504	0
Total Other Current Assets	19,504	0

Total Current Assets	61,000	26,056

FIXED ASSETS
Fixed Assets(net of depreciation)	8,737	7,925

TOTAL ASSETS	69,737	33,981

LIABILITIES & EQUITY

CURRENT LIABLITIES
Accounts Payable	5,470	0
Total Current Liabilities	5,470	0

EQUITY
Common Stock-75,000,000 common stock par value .001
authorized. Issued and outstanding December 31, 2009	57,895	54,300
54,300,000 shares. Issued and outstanding December 31, 2010
57,895,000 shares.
Additional Paid in Capital	383,905	37,900
Advances from shareholder	65,000	65,000
Retained earnings or (Deficit accumulated during	(442,533)	(123,219)
development stage)

TOTAL STOCKHOLDER'S EQUITY	64,267	33,981

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	69,737	33,981

See accompanying notes to financial statements

Saving Energy Solar, Inc.
Statement of Operations

	For the years ended
			March
			16, 2007
			(Inception) to
	December	December	December
	31, 2010	31, 2009	31, 2010
REVENUES
Revenues	65,011	852	65,863

COSTS AND EXPENSES
Cost of Goods Sold	40,216		40,635
General and Administrative	106,714	21,105	127,819
Director's Fees	41,500	20,000	61,500
Professional Fees	135,500	69,000	204,500
Payroll Expense	36,106		36,106
Rent Expense	22,300	12,500	34,800
Incentive Based Compensation			-
Depreciation	1,989	1,047	3,036

Total Costs and Expenses	384,325	123,652	508,396

Net Ordinary Income or (Loss)	(319,314)	(122,800)	(442,533)

Weighted average number of common
shares outstanding	56,759,167	22,600,000

Net Loss Per Share	(0.01)	(0.01)

See accompanying notes to financial statements

Saving Energy Solar, Inc.
Statement of Shareholder’s Equity

				Accumulated	Advances
			Additional	Deficit during	from	Total
	Common	Stock	Paid In	Developmental	Shareholder	Stockholder's
	Shares	Amount	Capital	Stage		Equity

Balance as at 12/31/08	0	-	-	(419)		(419)
Issuance of Founder's shares	54,000,000	54,000	8,200			62,200
Shareholder advanced funds for operations					25,000	25,000
Issued stock for services rendered	150,000	150	14,850			15,000
Issued stock for cash in private offering	150,000	150	14,850			15,000
Shareholder advanced funds for operations					40,000	40,000
Net (Loss)				(122,800)		(122,800)
Balance as at 12/31/2009	54,300,000	54,300	37,900	(123,219)	65,000	33,981
Issued stock for services rendered	100,000	100	-			100
Issued stock for services rendered	10,000	10	990			1,000
Issued stock for services rendered	10,000	10	990			1,000
Issued stock for services rendered	1,000,000	1,000	99,000			100,000
Issued stock for services rendered	100,000	100	9,900			10,000
Issued stock for services rendered	20,000	20	1,980			2,000
Issued stock for services rendered	30,000	30	2,970			3,000
Issued stock for cash in private offering	2,325,000	2,325	230,175			232,500
Net (Loss)				(319,314)		(319,314)
Balance as at 12/31/10	57,895,000	57,895	383,905	(442,533)	65,000	64,267

See accompanying notes to financial statements

Saving Energy Solar, Inc.
Statement of Cash Flow

	For the years ended		March
			16, 2007
			(Inception) to
	December	December	December
	31, 2010	31, 2009	31, 2010

CASH FLOWS FROM
OPERATING ACTIVITIES
Net Income or (Loss)	(319,314)	(122,800)	(442,114)
Adjustments to reconcile Net Income to
Net Cash provided
Depreciation	1,989	1,047	3,036
(Increase)/ Decrease in Current Assets	(19,504)		(19,504)
Increase/ (Decrease) in Current Liabilities	5,470	-	5,470
Stock issued for services	117,100	77,050	194,150
Net Cash provided by Operating
Activities	(214,259)	(44,703)	(258,962)

CASH FLOWS FROM
INVESTING ACTIVITIES
Purchase of fixed assets	(2,801)	(9,241)	(12,042)
Sale of fixed assets			-
Note Payable	0		-
Net Change in cash from Investing Activities	(2,801)	(9,241)	(12,042)

CASH FLOWS FROM
FINANCING ACTIVITIES
Issued 150,000 shares of common stock		15,000	15,000
Issued 2,325,000 shares of common stock	232,500		232,500
Issued 800,000 shares of common stock			-
Issued 40,000 shares of common stock	-		-
Contributed Capital from shareholder		65,000	65,000
	232,500	80,000	312,500

Balance at beginning of period	26,056	0	0
Net Increase (Decrease) in cash	15,440	26,056	41,496
Balance as at end of period	41,496	26,056	41,496
Supplemental disclosure of non cash items
Issuance of stock for services	117,100	77,050	194,150

See accompanying notes to financial statements

Saving Energy Solar, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – HISTORY AND ORGANIZATION OF THE COMPANY

The Company was organized March 16, 2007, (Date of Inception) under the laws of the State of Nevada,  as Saving Energy Solar, Inc.  The Company is authorized to issue 75,000,000 shares of common stock, par value $.001.

The Company issued 54,300,000 shares of its common stock par value $.001 in 2009 for cash and services. The Company issued 3,595,000 shares of its common stock par value $.001 in 2010 for cash and services.

The Company was founded in 2007 to develop opportunities in the solar energy business.  Since its inception the company has combined traditional solar energy applications with creative applications.  The Company has developed a portable energy trailer (PET) that may be moved to meet the user’s needs.   The Company is also focusing on other alternate energy solutions such as wind power to provide the client as many options as possible.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.  The Company has not generated significant revenues or profits to date and is considered a development stage company.

NOTE 2 – ACCOUNTING POLICIES AND PROCEDURES

Accounting policies and procedures have not been determined except as follows:

1. The Company uses the accrual method of accounting, recognizing revenues when it is reasonably sure of collection.

2.  The Company has adopted SOP 98-5 and accordingly any organization costs are expensed when incurred.

3.   The Company calculates net income (loss) per share as required by SFAS 128, “Earnings per Share.”  Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period.  Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding.  During the periods presented common stock equivalents were not considered as their effect would be anti dilutive.

4.  The cost of equipment is depreciated over the estimated useful life of the equipment utilizing the straight line method of depreciation based on the following estimated useful lives.

		Cost	Depreciation
			2010	2009
Furniture and Office Equipment	5 years	$9,729	$1,883	$1,047
Warehouse Equipment	7 years	2,044	145	-0-

5. The Company accrued $-0- in federal income tax expense for 2007, 2008, 2009 and 2010.  The Company will review its need for a provision for federal income tax after each operating quarter and each period for which a statement of operations is issued.  The Company’s marginal tax rate is 15%.  Its effective tax rate is 15%.

As of December 31, 2010, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $410,427 that may be offset against future taxable income through 2030.  Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs.  Therefore, the amount available to offset future taxable income may be limited.  No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carryforwards will expire unused.  Accordingly, the potential tax benefits of the loss carryforwards are offset by a valuation allowance of the same amount.

Net deferred tax assets liabilities consist of the following components:

December 31, 2010
Operating loss carryforwards	$442,533
Valuation allowance	(442,533)
Net deferred tax assets (liabilities)	$-0-

6.  The Company has not yet adopted any policy regarding payment of dividends.  No dividends have been paid since inception.

7.   The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions which affect the reported amounts of assets and liabilities as at the date of the financial statements and revenues and expenses for the period reported.  Actual results may differ from these estimates.

8.  The Company’s Statement of Cash Flows is reported utilizing cash (currency on hand and demand deposits) and cash equivalents (short-term, highly liquid investments).  The Company’s Statement of Cash Flows is reported utilizing the indirect method of reporting cash flows.  There were non cash transactions during the audit period as follows.  All non cash transactions were recorded at the market value of the services or assets received or stock issued.

For purposes of the state of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

9.  The Company has no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

10.  The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions which affect the reported amounts of assets and liabilities as at the date of the financial statements and revenues and expenses for the period reported.  Actual results may differ from these estimates.

11.  The Company will review its long-lived assets and certain identifiable intangible assets for impairment at the end of each operating period reported.  The Company will report these assets at recoverable costs.

12.  The Company has adopted December 31 as its fiscal year end.

NOTE 3 – GOING CONCERN

The Company’s financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  While, the Company has commenced its planned principal operations, it was not generated significant revenues from these operations.  Without the realization of additional capital, it would be unlikely for the Company to continue as a going concern.  It is management’s plan to seek additional capital through a private offering.

NOTE 4 – RELATED PARTY TRANSACTION

The Company currently leases offices, manufacturing facility and sales locations.  The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities.  If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests.  The Company has not formulated a policy for the resolution of such conflicts.

NOTE 5 – WARRANTS AND OPTIONS

There are no warrants or options outstanding to acquire any additional shares of common stock.

NOTE 6- LONG TERM COMMITMENTS

The Company has a one year rental agreement for its office warehouse.  The agreement expires on the 25th of August 2012.  The agreement is automatically renewed unless there are uncured defaults.

Rent per month through August 25, 2011	$2,000
Rent per month the last four months of 2011	$2,200

NOTE 7-SUBSEQUENT EVENTS

The company continues to seek funding for its projects and received additional equity infusions during the first quarter issuing 5,542,454 shares of its common stock par value $.001 for cash of $631,237 and services received.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING OR FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable because we are a smaller reporting company.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and age of officers and director as of the date hereof. Our executive officers are elected annually by our board of directors. Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.

 Directors and Executive Officers

Name	Age	Position
Ian Dixon	48	Chairman of the Board of Directors
Clyde Hardacker III	36	President, and Director
Jane Vaughn-Meisel	51	Director

Set forth below is a brief description of the background and business experience of our executive officers and directors during the past five (5) years.

IAN N. DIXON CEO/DIRECTOR

Ian N Dixon, aged 48, is the Chief Executive Officer and a director of SES. Mr. Dixon is also the founder of SES and the visionary behind the development of its business plan. Mr. Dixon served in the British Army for nine (9) years as a qualified Electrical and Mechanical Engineer serving in Germany. He has traveled many countries. learning cultural and business ethics and has a knowledge of financing methods. In 1988, he became a financial consultant working in the 'area of project financial and institutional investment. This involved debt restructuring, IPO's, Private Placements, Bonds and other forms of securities. In 1992, he became involved in marketing and research in all areas, including the advance technology markets involving direct and multi-level marketing systems and has been coordinating financial transactions and business developments to this date. Mr. Ian Dixon has excellent negotiation skills in business transactions such as mergers and acquisitions. He has extensive knowledge of the laws and cultural aspects of the Asian and developing markets as well as the SEC laws of the United States. He has been an entrepreneur for many years taking a company from $300,000 in capital to $15,300,000 in one year. He has extensive communication skills knowledge of business communications setting goals and mile stones in all aspects of business. He has a passion for helping others succeed in their goals, offering solutions and methods learned over the years. He strives for perfection in everything that he does. Educated in England, joining the military at 17 years of age began serving his country. He learned the German language fluently and to this day still speaks the language, and began understanding finance' after leaving the military. He is a man of character, wit, confidence, and "reliability with a consistent determination to succeed.

CLYDE HARDACKER, III PRESIDENT/DIRECTOR

Mr. Hardacker, aged 36, has over fifteen (15) years experience driving strategic growth, product development, and program management for various companies across multiple product lines with different production capacities. Mr. Hardacker is highly competitive, passionate and able to achieve results with honest, articulate, and clear communication and a great team leader, motivator and negotiator.

From 2008 through the present, Mr. Hardacker served as the Chief Operating officer and General Manager of Hardacker Roofing Corp. From October 2002 through May, 2008, Mr. Hardacker worked for Nikkiso Cryo, Inc. During that period, Mr. Hardacker received promotions and by May, 2007, has attained the position of Program Manager, managing twenty-five (25) different projects, supervising a staff of fifty (50), which included engineers, project managers, assembly technicians, salesmen, and testing engineers in the US and overseas. From 1996 through 2002, Mr. Hardacker served as an engineering programmer for the Company. From 1992 through 1996, Mr. Hardacker served as the Operations Manager for Phoenix Van and Storage. Mr. Hardacker graduated from Franklin University with a SA in Business Management and Finance. He is also an ISO Certified Internal Auditor and a Certified Draftsman.

JAMES E. SLAYTON, CFO

Mr. Slayton received a bachelor degree in accounting from the University of Akron in 1975.  He received a Master of Business Administration degree with a concentration in accounting from the University of Akron in 1981.  He has been a professional accountant for over forty years.  During that period, he has established a reputation for financial analysis that began when he was assistant tax controller for Olson Electronics, Inc. in 1968.  As assistant tax controller, he prepared special reports for the president and treasurer of the firm.  Since then, he has continued to develop these analytical skills.  In 1981, he prepared a loss profit evaluation analysis for Moses Lake Truck Stop, Inc. in its lawsuit against Ranier National Bank.  The eventual landmark judgment for Moses Lake Truck Stop, Inc. was based on this analysis and his testimony as an expert witness.   Mr. Slayton served as the senior fiscal officer for a federally funded development agency where he assisted clients in preparing business plans and SBA loan packages that included projections of profits and asset growth, as well as conducting workshops on financial planning for personal and business purposes.   Mr. Slayton has taught financial and management accounting at the undergraduate and graduate level.

He founded Exact Tax, Inc. in 1983. The firm specialized in tax practice representation. This includes offers in compromise, office audits, field audits, appeal cases and preparing cases for tax court.  Mr. Slayton utilized the skills developed over years of practice into making sure the clients got the best possible solution.

Since he sold the firm in 2002, he has developed a private practice in the area of financial consulting. He has developed a reputation for producing accurate and complete projections, analysis and special reports for management, government and other users.  These reports range from job cost analysis for government contract negotiations, financial reports for securities filings to cash flow projections for funding and other purposes.

He also expanding his services to companies required to report to the SEC.  He has served as President, Secretary, Treasurer and Board of Director member for various public companies.  He is currently serving as chief financial officer for Saving Energy Solar, Inc. as well as acting as audit committee member for Safer Shot, Inc., a reporting company.

Family Relationships

A family relationship exists between Clyde Hardacker III  President / director, son of Clyde Hardacker Jr.

Director Independence

We currently do not have any independent directors serving on our board of directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

We currently do not have a Code of Business Conduct and Ethics.

EXECUTIVE COMPENSATION

Summary Compensation Table – Fiscal Years Ended March 31, 2010 and 2009

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named person for services rendered in all capacities during the noted periods.

Name and Principal Position	Year Ended March 31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Ian Dixon	2010	0	0	0	0	0	0	0	0
	2009	0	0	0	0	0	0	0	0

Clyde Hardacker	2010	0	0	0	0	0	0	0	0
	2009	0	0	0	0	0	0	0	0

Jane Vaughn- Meisel	2010	0	0	0	0	0	0	0	0
	2009	0	0	0	0	0	0	0	0

Director Compensation

Our directors will not receive a fee for attending each board of directors meeting or meeting of a committee of the board of directors. All directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending board of director and committee meetings.

Employment Agreements

None of the directors or officers has entered into employment agreements with the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the date hereof with respect to the beneficial ownership of our common stock, the sole outstanding class of our voting securities, by (i) any person or group owning more than 5% of each class of voting securities, (ii) each director, (iii) each executive officer named in the Summary Compensation Table in the section entitled “Executive Compensation” above and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities exercisable or convertible within sixty (60) days of the date of this Registration Statement are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person, and is based on 63,867,454 common shares issued and outstanding as of the date hereof.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)

Common Stock	Ian Dixon	26,000,000	40.70%

Common Stock	Jane Vaughn-Meisel	10,000,000	15.74%

Common Stock	Clyde Hardacker III	12,050,000	18.88%

	All Executive Officers and Directors as a group (3 persons)	36,000,000	75.32%

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Other Expenses of Issuance And Distribution.

Securities and Exchange Commission registration fee	$83
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$0
Accounting fees and expenses	$30,000
Legal fees and expense	$40,000
Blue Sky fees and expenses	$300
Miscellaneous	$0
Total	$70,383

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Indemnification of Directors And Officers.

Our directors and officers are indemnified by the Nevada General Corporation Law (“DGCL”). DGCL does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may beheld by the courts of the State of Nevada to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own willful negligence or default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Recent Sales of Unregistered Securities

The Company issued 54,300,000 shares of its common stock par value $.001 in 2009 for cash and services. The Company issued 3,595,000 shares of its common stock par value $.001 in 2010 for cash and services.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  Such securities qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of the securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Exhibits

EXHIBIT NUMBER	DESCRIPTION
3.1	Certificate of Incorporation of Saving Energy Solar, Inc.
3.2	Bylaws of Saving Energy Solar Inc.
23.1	Opinion of Hamilton P.C.
99.1	Property Leases Pabco Road
99.2	Property Leases Pahrump
99.3	Property Leases AZ

Undertakings

The undersigned registrant hereby undertakes:

              (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       i.       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       ii.     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              (5)      Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

               (6)      That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

        i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

        ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

        iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

        iv.     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned on October 21, 2011.

SAVING ENERGY SOLAR, INC.

October 21, 2011	By:	/s/ Ian Dixon
Ian Dixon
Chief Executive Officer and Director

October 21, 2011	By:	/s/ Clyde Hardacker
Clyde Hardacker
President

October 21, 2011	By:	/s/ JamesE. Slayton
JamesE. Slayton
Chief Financial Officer